EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT
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Bay National Bank, a federally chartered commercial bank.
Bay National Financial Corporation, a Maryland corporation (inactive)
BNB Mortgage, LLC, a Maryland limited liability company, a subsidiary of Bay
 National Bank

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